UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2012

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Studebaker, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    As previously reported, on December 10, 2010, Endologix, Inc. (the “Company”) issued Robert D. Mitchell, President, Global Strategic Initiatives, 350,000 shares of restricted common stock (the “RSA”), which, as initially awarded, would vest (i) with respect to 200,000 shares if the Company achieves the OUS Milestone (as defined in the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 27, 2010, by and among the Company, Nellix, Inc. and the other parties named therein) within 24 months of the date on which the Generation 3 Product (as defined in the Merger Agreement) obtains CE Mark approval from its European Union notified body, (ii) with respect to 50,000 shares if the Company enrolls the first patient in the United States under the investigational device exemption approval process for the Generation 3 Product within 24 months of the closing of the transactions contemplated by the Merger Agreement and (iii) with respect to the remaining 100,000 shares if the Company achieves the PMA Milestone (as defined in the Merger Agreement). On September 27, 2012, the Company amended the RSA to modify the vesting schedule set forth therein.
On November 26, 2012, the Company further amended the RSA so that the shares subject thereto will now vest (i) with respect to 100,000 shares if the Company achieves the OUS Milestone within 24 months of the date on which the Generation 3 Product obtains CE Mark approval from its European Union notified body, (ii) with respect to 100,000 shares upon the Company achieving its first fiscal quarter in which sales of Company products outside of the U.S. equal or exceed a specified dollar amount, (iii) with respect to 100,000 shares upon the Company achieving its first fiscal quarter in which profit generated outside of the U.S. equals or exceeds a specified dollar amount and (iv) with respect to the remaining 50,000 shares if the Company achieves the PMA Milestone.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: November 28, 2012	/s/ Robert J. Krist
Robert J. Krist
Chief Financial Officer